Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement of Byline Bancorp, Inc., on Form S-4 of our report dated March 27, 2017 on the consolidated financial statements of Ridgestone Financial Services, Inc. as of and for the period ended October 14, 2016 and as of and for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois

January 8, 2019